Exhibit 99.2

INTERNATIONAL PAPER PLAZA

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper Announces Third Increase in Quarterly Dividend

MEMPHIS, Tenn., March 29th, 2011 /PRNewswire-FirstCall via COMTEX/ — International Paper (NYSE: IP) announced today that its Board of Directors has approved an increase in its quarterly common stock dividend from eighteen and three-quarter cents ($0.1875) per share to twenty six and one quarter cents ($0.2625) per share, effective for the dividend payable on June 15, 2011 to shareholders of record on May 17, 2011.

“This third dividend increase over the last twelve months raises our dividend above pre-recession levels,” said John Faraci, Chairman and Chief Executive Officer. “This increase reflects our confidence in the future of International Paper and our commitment to return cash to shareholders.”

Record and Payment Date Information for Second Quarter Dividend

The Company declared a regular quarterly dividend of $0.2625 per share for the period from April 1, 2011, to June 30, 2011, inclusive, on its common stock, par value $1. This dividend is payable on June 15, 2011, to shareholders of record at the close of business on May 17, 2011.

The Company also declared a regular quarterly dividend of $1 per share for the period from April 1, 2011, to June 30, 2011, inclusive, on the cumulative $4 preferred stock of the Company. This dividend is also payable on June 15, 2011, to shareholders of record at the close of business on May 17, 2011.

About International Paper

International Paper (NYSE: IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs about 59,500 people in more than 24 countries and serves customers worldwide. 2010 net sales were more than $25 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

This press release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to business and credit market conditions which could cause the Company to maintain this new dividend rate for an extended period of time, or in the future decide to increase, reduce or suspend the dividend. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

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Contacts:

Media: Tom Ryan, 901-419-4333; Investors: Thomas A. Cleves, 901-419-7566, or Emily Nix 901-419-4987